Exhibit 10.2
Summary of Fiscal 2006 Annual Compensation for the Non-Employee Members of the
Board of Directors of Lennox International Inc.
     On December 9, 2005, the Board of Directors of Lennox International Inc. (the “Company”), upon recommendation of the Company’s Compensation Committee, approved the 2006 compensation package for all non-employee members of the Company’s Board of Directors (the “Board”). The 2006 compensation package for non-employee directors, other than the Vice Chairman and Chairman of the Board, includes an annual retainer of $45,000 in cash and $20,000 in common stock, with an additional annual retainer of $15,000 in cash for serving as a committee chair of the Audit Committee, $10,000 in cash for serving as a committee chair of the Compensation and Human Resources Committee (formerly the Compensation Committee) or Board Governance Committee and $6,000 in cash for serving as a committee chair of the Pension and Risk Management, Acquisition or Education and Public Policy Committees. Each non-employee director will receive a fee of $1,500 in cash for attending, in person, each meeting day of the Board of Directors and a fee of $1,200 in cash for attending, in person, each Board committee meeting. Non-employee directors will receive a fee of $1,000 for participation in a telephonic meeting of the Board and a fee of $750 for participation in a telephonic meeting of a Board committee. The Vice Chairman’s compensation package is one and one-half times that of a non-employee director and the Chairman’s compensation package is twice that of a non-employee director. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or a Board committee.